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                                                                    EXHIBIT 4.7


                               SECOND AMENDMENT TO
                                CREDIT AGREEMENT


         THIS SECOND AMENDMENT ("Amendment") dated as of November 10, 2003, by and between Perceptron, Inc. ("Company") and Comerica Bank, a Michigan banking corporation ("Bank").

                                    RECITALS:

         A. Company and Bank entered into a Credit Agreement dated as of October 24, 2002 ("Agreement").

         B. Company and Bank desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, the parties agree as follows:

         1. The definition of "Revolving Credit Maturity Date" set forth in
Section 1 of the Agreement is amended to read in its entirety as follows:

         "'Revolving Credit Maturity Date' shall mean November 1, 2005."

         2. The following definition is added to Section 1 of the Agreement in alphabetical order:

         "'Foreign Exchange Reserve' shall mean the amount as determined by Bank from time to time in accordance with Bank's credit policies to be the Bank's credit exposure to Company under foreign exchange transactions with Company."

         3. Section 2.1 of the Agreement is amended to read in its entirety as follows:

         "Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in aggregate principal amount at any one time outstanding; provided, however, that the aggregate outstanding amount of Advances plus the Letter of Credit Reserve plus the Foreign Exchange Reserve shall never exceed Seven Million Five Hundred Thousand Dollars ($7,500,000). All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement."

         4. Section 2.3(c) is amended to read in its entirety as follows:

         "(d) the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2, plus the Foreign


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         Exchange Reserve and the Letter of Credit Reserve shall not exceed the formula set forth in Section 2.5 below;"

         5. Company hereby represent and warrant that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section
6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

         6. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

         7. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) execution by the Guarantor of the attached Acknowledgment of Guarantor.

         IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                                        PERCEPTRON, INC.


By: /s/  Rebecca A. Bertin                           By: /s/  John J. Garber
--------------------------                           ------------------------
Its:  Account Officer                                Its:  Vice President



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                           ACKNOWLEDGMENT OF GUARANTOR


         The undersigned guarantor acknowledges and agrees to the foregoing Amendment and confirms that the Guaranty dated October 24, 2002, executed and delivered by the undersigned to the Bank remains in full force and effect in accordance with its terms.

                                                     PERCEPTRON GLOBAL, INC.


                                                     By: /s/  John J. Garber
                                                     ------------------------
                                                     Its:  Vice President


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